Exhibit 10.1

The United States Steel Corporation Non-Employee Director Stock Program

of the 2005 Stock Incentive Plan

While this Program is in effect, United States Steel Corporation will supplement the fees paid to each non-employee director of the Corporation with a one-time grant of shares of common stock of the Corporation. The number of shares of common stock to be granted shall be equal to that number of shares purchased in an open market transaction or transactions by the director during the sixty days following the effective date on which such non-employee director first becomes a member of the Board of Directors, up to a maximum grant of 1,000 shares of common stock. The grant will be made as of the date or dates of purchase of common stock by the director, or as soon thereafter as practicable.

The shares issued under this Program will be registered under the Securities Act of 1933; however, these shares will be subject to the provisions of the securities laws pertaining to shares acquired from an issuer, including Rule 144 of the Securities and Exchange Commission, which laws affect the transferability of such shares. A certificate for the shares granted shall be issued by the Corporation to the director from Treasury stock, or previously unissued shares, such certificate to bear a restrictive legend in such a form as may be approved by the General Counsel and Secretary.

Effective May 1, 2005.